Exhibit 99.1

Contact:  Erika Smith
262.701.4926
ESmith@WaterstoneMortgage.com

Waterstone Mortgage Names A.W. Pickel III as President

Pewaukee, Wisc. (June 19, 2018) – National mortgage lender Waterstone Mortgage Corporation is pleased to welcome A.W. Pickel III as President at the Pewaukee-based corporate office.

In the past several years, Waterstone Mortgage has experienced significant growth, with more than 700 employees located around the nation, as well as the ability to lend in 47 states. In addition, the company's 2017 loan volume of $2.6 billion was an all-time company record.

The role of President was created as part of a strategic initiative to support the ongoing growth of the organization. As Pickel steps into this position, Eric Egenhoefer, former Waterstone Mortgage President & CEO, will continue to serve as CEO.

"The addition of A.W. to our executive leadership team is a huge step for Waterstone Mortgage. We reached a level of growth where it was clear that the addition of a President would help us continue to exceed our goals," said Egenhoefer. "We're thrilled to have A.W. join the team, as he brings a wealth of industry and leadership expertise that will be extremely beneficial to Waterstone Mortgage. He is also an ideal fit for our company culture, and we are excited to begin working with him."

Pickel previously served as President of AmCap Mortgage's Midwest Division. In 1992, he founded LeaderOne Financial Corporation as a local mortgage brokerage, growing the company into a full-service mortgage bank before selling it in 2016. He has extensive experience recruiting, training, and managing origination teams around the nation.

In addition, Pickel is a widely renowned speaker and writer, specializing in housing and finance topics. He has been quoted in a variety of renowned publications, such as the Associated Press, the Wall Street Journal, the New York Times, USA Today, U.S. News & World Report, and the Washington Post. Pickel has more than 30 years of experience in the mortgage lending and real estate finance industries.

In his new position with Waterstone Mortgage, Pickel will specialize in the management of day-to-day operations and administrative duties. He will also play a pivotal role in the overall growth and direction of the organization, as he works alongside Egenhoefer and the executive management team.

"It is truly exciting to be part of a company that has created a sustainable and forward-thinking culture, and that is made up of a group of caring and supportive employees," said Pickel. "I am fortunate to come alongside them and to contribute to the future of Waterstone Mortgage – an innovative company that is focused on the success and satisfaction of both the employees and the customers."

To learn more about Waterstone Mortgage or to apply for a mortgage online, visit www.WaterstoneMortgage.com.

About Waterstone Mortgage Corporation:
 Waterstone Mortgage Corporation is an innovative, strong, and secure mortgage lending company that has maintained a reputation for exceptional service and competitive mortgage financing. Founded in 2000, the company has the ability to lend in 47 states.

In 2017, Waterstone Mortgage surpassed $2.6 billion in annual loan origination volume. The company has been named to the Milwaukee Journal Sentinel's "Top Workplaces" list in 2014, 2017, and 2018; National Mortgage Professional Magazine's "Top 100 Mortgage Employers;" Mortgage Executive Magazine's "Top 100 Mortgage Companies in America;" and Scotsman Guide's "Top Mortgage Lenders." Waterstone Mortgage was ranked as the #2 company in Mortgage Executive Magazine's "Top 50 Mortgage Companies to Work For" in 2018 and was recognized as an Ellie Mae Hall of Fame Award winner in 2015, 2016, and 2017.

Headquartered in Pewaukee, Wisconsin, Waterstone Mortgage is a wholly-owned subsidiary of WaterStone Bank SSB, which, in turn, is a wholly-owned subsidiary of Waterstone Financial, Inc. (NASDAQ: WSBF). To learn more about Waterstone Mortgage, visit www.WaterstoneMortgage.com.